UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 14, 2019

CONTURA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-38735		81-3015061
(Commission File Number)		(IRS Employer Identification No.)
340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620
(Address of Principal Executive Offices, zip code)
(423) 573-0300
(Registrant’s telephone number, including area code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTRA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information in Item 2.03 below is incorporated herein by reference in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 14, 2019 (the “Closing Date”), Contura Energy, Inc. (“Contura”) entered into a Credit Agreement (the “Credit Agreement”), among Contura, as the Borrower, Cantor Fitzgerald Securities, as Administrative Agent and certain lenders party thereto (the “Lenders”). The Credit Agreement provides for a senior secured term loan facility in the aggregate principal amount of $561.8 million (the “Term Loan Facility”).
The proceeds of the Term Loan Facility were to be used to repay all outstanding amounts under the Amended and Restated Credit Agreement, dated as of November 9, 2018, by and among Contura, Jefferies Finance LLC, as administrative agent and collateral agent, and the lenders party thereto (the “Prior Credit Facility”), and related transaction costs. On June 14, 2019, the Company used approximately $543 million of the proceeds to repay all outstanding amounts under the Prior Credit Facility.
The Term Loan Facility matures on the fifth anniversary of the Closing Date, June 14, 2024 (the “Maturity Date”), and Contura shall repay to the Lenders on the last business day of each March, June, September and December (commencing with September 30, 2019) a principal amount of term loans equal to $1,404,500; provided, however, that the final principal repayment installment of the term loans shall be repaid on the Maturity Date.
Borrowings under the Term Loan Facility can either be: (i) at the Base Rate (as defined in the Credit Agreement, but which is in no event less than 3.00%) plus the Applicable Rate or (ii) at the Eurocurrency Rate (as defined in the Credit Agreement, but which is in no event less than 2.00%) plus the Applicable Rate. The “Applicable Rate” as defined under the Credit Agreement means (i) on or prior to the second anniversary of the Closing Date, a percentage per annum equal to (x) 7.00% for term loans that bear interest at a rate based on the Eurocurrency Rate (“Eurocurrency Rate Loans”) and (y) 6.00% for term loans that bear interest at a rate based on the Base Rate (“Base Rate Loans”) and (ii) thereafter, a percentage per annum equal to (x) 8.00% for Eurocurrency Rate Loans and (y) 7.00% for Base Rate Loans. Interest accrued on each Base Rate Loan is payable in arrears on the last business day of each March, June, September and December and the Maturity Date. Interest accrued on each Eurocurrency Rate Loan is payable in arrears on the last day of each Interest Period (as defined in the Credit Agreement) applicable to such loan and the Maturity Date.
Among other terms, the Credit Agreement permits Contura to make certain restricted payments while (i) no Default or Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing or would result from the restricted payment, and (ii) the Company's Total Leverage Ratio (as defined in the Credit Agreement) shall be less than or equal to 3.00:1.00 immediately after giving effect to the restricted payment.

The Credit Facility is secured by a valid and perfected first priority lien and security interest in all of the real, personal and mixed property in which liens are purported to be granted pursuant to the Security Documents (as defined in the Credit Agreement) including, without limitation: (i) shares of capital stock of (or other ownership or profits interests in) Contura’s subsidiaries, (ii) all accounts, including receivables of Contura, (iii) all of the personal property and assets of Contura and (iv) all proceeds and products of the property and assets described in clauses (i), (ii) and (iii) above, in each case excluding any Excluded Assets (as defined in the Credit Agreement).

The Credit Agreement contains customary covenants, including, but not limited to restrictions on the incurrence of debt, investments, fundamental changes, sale and leaseback transactions, transactions with affiliates, restrictive agreements, mergers, consolidations and sales of assets. The Credit Agreement also includes customary representations and warranties and events of default. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit 10.1	Credit Agreement, dated as of June 14, 2019, by and among Contura Energy, Inc., as the Borrower, Cantor Fitzgerald Securities, as Administrative Agent and certain lenders party thereto.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Contura Energy, Inc.

Date: June 18, 2019	By:	/s/ Mark M. Manno
Name: Mark M. Manno
Title: Interim Co-Chief Executive Officer, Executive Vice President, Chief Administrative & Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Credit Agreement, dated as of June 14, 2019, by and among Contura Energy, Inc., as the Borrower, Cantor Fitzgerald Securities, as Administrative Agent and certain lenders party thereto.